EXHIBIT 99.1

ePlus Reports Fourth Quarter and Fiscal Year 2025 Financial Results

Fourth Quarter And Full Year Gross Profit And Gross Margin Improved Year Over Year; Double Digit EPS Growth for Fourth Quarter

Fourth Quarter Fiscal Year 2025

•	Net sales decreased 10.2% to $498.1 million from last year’s fourth quarter; Technology business net sales decreased 10.4% to $487.2 million; service revenues increased 33.0% to $104.9 million.
•	Technology business gross billings decreased 5.4% to $789.0 million.
•	Consolidated gross profit increased 11.8% to $145.8 million.
•	Consolidated gross margin was 29.3%, compared to 23.5% last year.
•	Net earnings increased 14.6% to $25.2 million.
•	Adjusted EBITDA increased 19.1% to $43.8 million.
•	Diluted earnings per share increased 15.9% to $0.95. Non-GAAP diluted net earnings per common share increased 19.4% to $1.11.

Fiscal Year 2025

•	Net sales decreased 7.0% to $2,068.8 million; Technology business net sales decreased 7.7% to $2,009.1 million; service revenues increased 37.1% to $400.4 million.
•	Technology business gross billings decreased 1.5% to $3,280.4 million.
•	Consolidated gross profit increased 3.3% to $569.1 million.
•	Consolidated gross margin was 27.5%, compared to 24.8% for fiscal year 2024.
•	Net earnings decreased 6.7% to $108.0 million.
•	Adjusted EBITDA decreased 6.4% to $178.2 million.
•	Diluted earnings per share decreased 6.5% to $4.05. Non-GAAP diluted net earnings per share decreased 5.1% to $4.67.

HERNDON, VA – May 22, 2025 – ePlus inc. (NASDAQ:  PLUS), a leading provider of technology and financing solutions, today announced financial results for the three months and fiscal year ended March 31, 2025.

Management Comment

“During the fourth quarter, we delivered double digit growth across several key metrics, including gross profit, net earnings and EPS,” commented Mark Marron, president and CEO of ePlus.  “We are benefiting from evolving industry trends of increased ratable and subscription revenue models, which are driving a greater gross to net percentage and can provide long term visibility and profitability. Our services-led approach resulted in services revenue increasing 33% in the quarter and 37% for the full year. This contributed to significant gross margin expansion. Through both organic initiatives and acquisitions, our business is expanding to serve diverse end markets with long-term secular demand drivers, including AI, cyber security and cloud, among others.”

Fourth Quarter Fiscal Year 2025 Results

For the fourth quarter ended March 31, 2025, as compared to the fourth quarter ended March 31, 2024:

Consolidated net sales decreased 10.2% to $498.1 million, from $554.5 million.

Technology business net sales decreased to $487.2 million from $544.1 million as lower product sales were partially offset by higher service revenues. Technology business gross billings decreased 5.4% to $789.0 million from $834.3 million.

Product sales decreased 17.8% to $382.4 million from $465.2 million due to decreases in net sales of networking and collaboration products, partially offset by increases in cloud and security products. Product margin was 26.6%, up from 19.3% last year due to a higher proportion of third-party maintenance, software subscriptions, and services sold in the current quarter, which are recorded on a net basis.

Professional service revenues increased 48.4% from last year to $60.4 million from $40.7 million, primarily due to the acquisition of Bailiwick Services, LLC. Gross margin declined to 35.9% from 50.0% due to the addition of Bailiwick Services, LLC and a shift in the mix of services provided.

Managed service revenues increased 16.6% to $44.5 million due to ongoing growth in these offerings, including Enhanced Maintenance Support and Cloud services. Gross profit from managed services increased 11.3% from last year due to the increase in revenues, offset by a decline in gross margin. Managed service gross margin declined to 29.1% from 30.5%.

Financing business segment net sales increased 4.9% to $10.9 million, from $10.4 million due to increases in transactional gains and portfolio earnings, offset by lower post-contract earnings. Gross profit in the financing business segment increased $0.7 million from $8.8 million last year to $9.5 million this year, due to the increase in net sales.

Consolidated gross profit increased 11.8% to $145.8 million, from $130.3 million. Consolidated gross margin was 29.3%, compared with last year 23.5%.

Operating expenses were $111.0 million, up 9.6% from $101.3 million last year, primarily due to increases in salaries and benefits from additional headcount, general and administrative expenses, and acquisition-related depreciation and amortization expenses, partially offset by a decrease in variable compensation. Our headcount at the end of the quarter was 2,199, up 299 from a year ago, primarily due to the acquisition of Bailiwick Services, LLC on August 19, 2024. Of this year’s 299 additional employees, 272 are customer-facing employees.

Consolidated operating income increased 19.6% to $34.7 million and earnings before tax increased 14.9% to $35.8 million. Other income was $1.1 million compared to $2.2 million last year, due to foreign currency transaction losses being recognized in the current year quarter while foreign currency transaction gains were recognized in the prior year quarter, offset by higher interest income.

Our effective tax rate for the current quarter was 29.7%, slightly higher than the prior year quarter of 29.5%.

Net earnings increased 14.6% to $25.2 million.

Adjusted EBITDA in the technology business increased 21.1% and increased 4.6% in the financing business segment, and when combined, resulted in an increase of 19.1% to $43.8 million.

Diluted earnings per share was $0.95, compared with $0.82 in the prior year quarter. Non-GAAP diluted earnings per share was $1.11, compared with $0.93 in the prior year quarter.

Fiscal Year 2025 Results

For the fiscal year ended March 31, 2025, as compared to the prior fiscal year ended March 31, 2024:

Consolidated net sales decreased 7.0% to $2,068.8 million, from $2,225.3 million.

Technology business net sales decreased 7.7% to $2,009.1 million, from $2,175.9 million due to lower product sales, partially offset by higher service revenues. Technology business gross billings decreased 1.5% to $3,280.4 million from $3,329.8 million.

Product sales decreased 14.6% to $1,608.8 million due to declines in customer demand, as well as a shift in product mix. Gross profit from sales of products decreased 6.1% to $373.6 million from $397.6 million due to lower sales combined with a shift in mix towards third-party maintenance and services, which are recorded on a net basis.

Professional service revenues increased 48.2% primarily due to the acquisition of Bailiwick Services, LLC. Gross margin declined to 39.5% from 44.1% for the same period in the prior year.

Managed service revenues increased 24.6% to $171.3 million from $137.5 million due to ongoing growth in these offerings, including Enhanced Maintenance Support, Cloud services, and Service Desk services. Gross profit from managed services increased 20.3% to $51.3 million from $42.7 million due to the increase in revenues. Gross margin declined slightly to 29.9% from 31.0% last year.

Financing business segment net sales increased 20.7% to $59.6 million from $49.4 million due to higher transactional gains and portfolio earnings offset by lower post-contract earnings. Gross profit in the Financing business segment increased $11.4 million primarily due to the increase in net sales.

Consolidated gross profit increased to $569.1 million from $550.8 million. Consolidated gross margin was 27.5%, compared with last year’s gross margin of 24.8%, due to higher product gross margin, offset by lower service gross margin.

Operating expenses were $427.7 million, up 9.0% from $392.5 million last year, primarily due to increases in salaries and benefits and general and administrative costs, both of which were due to increases in personnel.  The increases in depreciation and amortization and acquisition-related amortization and expenses were due to the acquisition of Bailiwick Services, LLC.

Consolidated operating income decreased 10.6% to $141.4 million. Earnings before tax decreased 7.6% to $148.8 million. Other income was $7.4 million compared to $2.8 million last year, primarily due to higher interest income, partially offset by higher foreign currency transaction losses.

Our effective tax rate for the current year period was 27.5%, lower than last year’s 28.1%, primarily due to lower state taxes.

Net earnings decreased 6.7% to $108.0 million.

Adjusted EBITDA decreased 6.4% to $178.2 million.

Diluted earnings per common share was $4.05, compared with $4.33 in the prior year.  Non-GAAP diluted earnings per common share was $4.67, compared with $4.92 in the prior year.

Please see the included financial tables for a reconciliation of the following non-GAAP financial measures: (i) Adjusted EBITDA, (ii) Adjusted EBITDA for business segments, (iii) non-GAAP Net Earnings and (iv) non-GAAP Net Earnings per Common Share - Diluted.

Balance Sheet Highlights

As of March 31, 2025, cash and cash equivalents were $389.4 million, up from $253.0 million as of March 31, 2024, as cash provided by operations was partially offset by funds used for the acquisition of Bailiwick Services, LLC and repurchases of our common stock. Inventory decreased 13.8% to $120.4 million compared with $139.7 million as of March 31, 2024. Accounts receivable—trade, net decreased 19.8% to $517.1 million from $644.6 million as of March 31, 2024. Total stockholders’ equity as of March 31, 2025, was $977.6 million, compared with $901.8 million as of March 31, 2024. Total shares outstanding were 26.5 million as of March 31, 2025, and 27.0 million as of March 31, 2024.

Fiscal Year Guidance

ePlus is initiating fiscal year 2026 guidance over the prior fiscal year for net sales growth of low single digits, and gross profit and adjusted EBITDA in the mid-single digits. This guidance assumes some level of impact from economic uncertainty but does not factor in recessionary conditions or other unexpected developments. ePlus cannot predict with reasonable certainty and without unreasonable effort, the ultimate outcome of unusual gains and losses, the occurrence of matters creating GAAP tax impacts, fluctuations in interest expense or interest income and share-based compensation, and acquisition-related expenses. These items are uncertain, depend on various factors, and could be material to  ePlus’ results computed in accordance with GAAP.  Accordingly, ePlus is unable to provide a reconciliation of GAAP net earnings to adjusted EBITDA for the full year 2026 forecast.

Summary and Outlook

“We are excited about the year ahead. We remain focused on engaging with our customers to deepen our relationships, the continued evolution of our service and product offerings, and our ability to attract new customers. Our industry is evolving, and we are well positioned in our fast-growing focus areas of AI, cloud, security, and networking. We continue to generate cash and will remain balanced and thoughtful in how we allocate our capital. While there are still many unknowns for fiscal 2026, including the evolving macro environment, I am confident in our teams’ ability to continue making progress on our strategic priorities while driving profitability and accelerating shareholder value,” concluded Mr. Marron.

Recent Corporate Developments/Recognitions

•	In the month of February:
	o	Expanded Managed Services Portfolio with Support for Juniper Mist
	o	Launched GRIT: Girls Re-Imagining Tomorrow 2025 Program
	o	Named to CRN’s MSP Elite 150 List for 2025
•	In the month of March:
	o	Recognized on CRN’s Tech Elite 250 List
	o	Named F5’s 2024 North America BeF5 Partner of the Year
•	In the month of April:
	o	Named the 2024 VMware Fastest Growth Partner by Broadcom
	o	Earned NVIDIA DGX SuperPOD Specialization Partner Status

Conference Call Information

ePlus will hold a conference call and webcast at 4:30 p.m. ET on May 22, 2025:

Date:	May 22, 2025
Time:	4:30 p.m. ET
Audio Webcast (Live & Replay)	https://events.q4inc.com/attendee/629736857

Live Call:	(888) 596-4144 (toll-free/domestic)
(646) 968-2525 (international)

Archived Call:	(800) 770-2030 (toll-free/domestic)
(609) 800-9909 (international)

Conference ID:	5394845# (live call and replay)

A replay of the call will be available approximately two hours after the call through May 29, 2025.  A transcript of the call will also be available on the ePlus Investor Relations website at https://www.eplus.com/investors.

About ePlus inc.
ePlus is a customer-first, services-led, and results-driven industry leader offering transformative technology solutions and services to provide the best customer outcomes. Offering a full portfolio of solutions, including artificial intelligence, security, cloud and data center, networking, and collaboration, as well as managed, consultative and professional services, ePlus works closely with organizations across many industries to successfully navigate business challenges. With a long list of industry-leading partners and approximately 2,200 employees, our expertise has been honed over more than three decades, giving us specialized yet broad levels of experience and knowledge. ePlus is headquartered in Virginia, with locations in the United States, United Kingdom, Europe, and Asia‐Pacific. For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com. Connect with ePlus on LinkedIn, X, Facebook, and Instagram.
ePlus, Where Technology Means More®.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.

Forward-looking statements

Statements in this press release that are not historical facts may be deemed to be “forward-looking statements,” including, among other things, statements regarding the future financial performance of ePlus. Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, financial exposure to losses upon translation of foreign currency rates, due to changing interest rates, tariffs, and due to inflation, including as a result of national and international political instability fostering uncertainty and volatility in the global economy; increases to our costs including wages and our ability to increase our prices to our customers as a result, or experience negative financial impacts due to our fixed customer pricing commitments; the loss of our key lenders or constricting credit availability as a result of changing interest rates or other economic conditions, which may result in adverse changes in our results of operations and financial position; significant adverse changes in our relationship with one or more of our larger customer accounts or vendors, including decreased account profitability, reductions in contracted services, or a loss of such relationships; a material decrease in the credit quality of our customer base, or a material increase in our credit losses, including by the federal government’s actual or attempted termination for convenience, other contract termination or non-performance; our ability to remain secure during a cybersecurity attack or other information technology (“IT”) outage, including disruptions in our, our vendors or a third party’s IT systems and data and audio communication networks; our ability to secure our own and our customers’ electronic and other confidential information, while maintaining compliance with evolving data privacy and cybersecurity regulatory laws and regulations and appropriately providing required notice and disclosure of cybersecurity incidents when and if necessary; ongoing remote work trends, and the increase in cybersecurity attacks that have occurred while employees work remotely and our ability to adequately train our personnel to prevent a cyber event; the possibility of a reduction of vendor incentives provided to us; our dependence on key personnel to maintain certain customer relationships, and our ability to hire, train, and retain sufficient qualified personnel by recruiting and retaining highly skilled, competent personnel, and vendor certifications; risks relating to use or capabilities of artificial intelligence (“AI”) including social and ethical risks; our ability to manage a diverse product set of solutions, including AI products and services, in highly competitive markets with a number of key vendors; changes in the IT industry and/or rapid changes in product offerings, including the proliferation of the cloud, infrastructure as a service (“IaaS”), software as a service (“SaaS”), platform as a service (“PaaS”), and AI; supply chain issues, including a shortage of IT component parts and products, may increase our costs or cause a delay in fulfilling customer orders, or increase our need for working capital, or delay completing professional services, or purchasing IT products or services needed to support our internal infrastructure or operations, resulting in an adverse impact on our financial results; our inability to identify acquisition candidates, perform sufficient due diligence prior to completing an acquisition, successfully integrate a completed acquisition, or identify an opportunity for or successfully completing a business disposition, may affect our earnings; our ability to raise capital, maintain or increase as needed our lines of credit with vendors or our floor plan facility, obtain debt for our financing transactions, or the effect of those changes on our common stock price; our ability to implement comprehensive plans for the integration of sales forces, cost containment, asset rationalization, systems integration, and other key strategies following acquisitions; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission. All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information either as a result of new information, future events or otherwise, except as required by applicable U.S. securities law.

Contact:
Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	March 31, 2025	March 31, 2024
ASSETS

Current assets:
Cash and cash equivalents	$389,375	$253,021
Accounts receivable—trade, net	517,114	644,616
Accounts receivable—other, net	53,803	46,884
Inventories	120,440	139,690
Financing receivables—net, current	169,025	102,600
Deferred costs	66,769	59,449
Other current assets	47,264	27,269
Total current assets	1,363,790	1,273,529

Financing receivables and operating leases—net	127,518	79,435
Deferred tax asset	3,658	5,620
Property, equipment and other assets—net	104,974	89,289
Goodwill	202,858	161,503
Other intangible assets—net	82,007	44,093
TOTAL ASSETS	$1,884,805	$1,653,469

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:
Accounts payable	$451,734	$315,676
Accounts payable—floor plan	89,527	105,104
Salaries and commissions payable	45,031	43,696
Deferred revenue	152,780	134,596
Non-recourse notes payable—current	27,456	23,288
Other current liabilities	31,355	34,630
Total current liabilities	797,883	656,990

Non-recourse notes payable—long-term	11,317	12,901
Deferred tax liability	1,454	-
Other liabilities	96,528	81,799
TOTAL LIABILITIES	907,182	751,690

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 per share par value; 2,000 shares authorized; none outstanding	-	-
Common stock, $0.01 per share par value; 50,000 shares authorized; 26,526 outstanding at March 31, 2025 and 26,952 outstanding at March 31, 2024	276	274
Additional paid-in capital	193,698	180,058
Treasury stock, at cost, 1,056 shares at March 31, 2025 and 447 shares at March 31, 2024	(70,748)	(23,811)
Retained earnings	850,956	742,978
Accumulated other comprehensive income—foreign currency translation adjustment	3,441	2,280
Total Stockholders' Equity	977,623	901,779
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,884,805	$1,653,469

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended March 31,		Year Ended March 31,
	2025	2024	2025	2024

Net sales
Product	$393,240	$475,589	$1,668,412	$1,933,225
Services	104,874	78,872	400,377	292,077
Total	498,114	554,461	2,068,789	2,225,302

Cost of sales
Product	282,088	377,247	1,241,115	1,493,293
Services	70,262	46,869	258,553	181,216
Total	352,350	424,116	1,499,668	1,674,509

Gross profit	145,764	130,345	569,121	550,793

Selling, general, and administrative	102,984	95,403	399,744	367,734
Depreciation and amortization	7,493	5,204	25,753	21,025
Interest and financing costs	572	723	2,211	3,777
Operating expenses	111,049	101,330	427,708	392,536

Operating income	34,715	29,015	141,413	158,257

Other income (expense), net	1,124	2,163	7,426	2,836

Earnings before taxes	35,839	31,178	148,839	161,093

Provision for income taxes	10,643	9,195	40,861	45,317

Net earnings	$25,196	$21,983	$107,978	$115,776

Net earnings per common share—basic	$0.96	$0.83	$4.07	$4.35
Net earnings per common share—diluted	$0.95	$0.82	$4.05	$4.33

Weighted average common shares outstanding—basic	26,307	26,644	26,503	26,610
Weighted average common shares outstanding—diluted	26,422	26,806	26,666	26,717

Technology Business
	Three Months Ended March 31,			Year Ended March 31,
	2025	2024	Change	2025	2024	Change
	(in thousands)			(in thousands)

Net sales
Product	$382,371	$465,228	(17.8%)	$1,608,768	$1,883,809	(14.6%)
Professional services	60,354	40,679	48.4%	229,030	154,549	48.2%
Managed services	44,520	38,193	16.6%	171,347	137,528	24.6%
Total	487,245	544,100	(10.4%)	2,009,145	2,175,886	(7.7%)

Gross profit
Product	101,647	89,559	13.5%	373,557	397,618	(6.1%)
Professional services	21,638	20,342	6.4%	90,517	68,194	32.7%
Managed services	12,974	11,661	11.3%	51,307	42,667	20.3%
Total	136,259	121,562	12.1%	515,381	508,479	1.4%

Selling, general, and administrative	98,760	91,846	7.5%	383,335	353,540	8.4%
Depreciation and amortization	7,493	5,204	44.0%	25,753	20,951	22.9%
Interest and financing costs	-	-	-	-	1,428	(100.0%)
Operating expenses	106,253	97,050	9.5%	409,088	375,919	8.8%

Operating income	$30,006	$24,512	22.4%	$106,293	$132,560	(19.8%)
Gross billings	$788,965	$834,313	(5.4%)	$3,280,447	$3,329,764	(1.5%)
Adjusted EBITDA	$39,040	$32,239	21.1%	$142,843	$164,409	(13.1%)

Technology Business Gross Billings by Type
	Three Months Ended March 31,			Year Ended March 31,
	2025	2024	Change	2025	2024	Change
	(in thousands)			(in thousands)

Networking	$213,621	$332,636	(35.8%)	$929,708	$1,172,274	(20.7%)
Cloud	220,967	183,008	20.7%	865,855	824,128	5.1%
Security	177,341	145,233	22.1%	683,597	625,392	9.3%
Collaboration	18,295	23,849	(23.3%)	120,369	120,960	(0.5%)
Other	51,347	58,634	(12.4%)	244,997	262,439	(6.6%)
Product gross billings	681,571	743,360	(8.3%)	2,844,526	3,005,193	(5.3%)
Service gross billings	107,394	90,953	18.1%	435,921	324,571	34.3%
Total gross billings	$788,965	$834 313	(5.4%)	$3,280,447	$3,329,764	(1.5%)

Technology Business Net Sales by Type
	Three Months Ended March 31,			Year Ended March 31,
	2025	2024	Change	2025	2024	Change
	(in thousands)			(in thousands)

Networking	$178,820	$281,919	(36.6%)	$781,703	$1,005,679	(22.3%)
Cloud	134,343	118,976	12.9%	509,774	546,341	(6.7%)
Security	48,739	37,452	30.1%	191,872	193,956	(1.1%)
Collaboration	8,205	12,067	(32.0%)	55,483	65,714	(15.6%)
Other	12,264	14,814	(17.2%)	69,936	72,119	(3.0%)
Total product	382,371	465,228	(17.8%)	1,608,768	1,883,809	(14.6%)
Professional services	60,354	40,679	48.4%	229,030	154,549	48.2%
Managed services	44,520	38,193	16.6%	171,347	137,528	24.6%
Total net sales	$487,245	$544,100	(10.4%)	$2,009,145	$2,175,886	(7.7%)

Technology Business Net Sales by Customer End Market
	Three Months Ended March 31,			Year Ended March 31,
	2025	2024	Change	2025	2024	Change
	(in thousands)			(in thousands)

Telecom, Media, & Entertainment	$101,268	$142,333	(28.9%)	$453,892	$547,525	(17.1%)
SLED	72,176	65,198	10.7%	333,371	329,617	1.1%
Technology	65,078	111,418	(41.6%)	300,465	379,720	(20.9%)
Healthcare	74,289	64,711	14.8%	286,474	278,893	2.7%
Financial Services	44,097	69,239	(36.3%)	174,798	243,630	(28.3%)
All other	130,337	91,201	42.9%	460,145	396,501	16.1%
Total net sales	$487,245	$544,100	(10.4%)	$2,009,145	$2,175,886	(7.7%)

Financing Business Segment
	Three Months Ended March 31,			Year Ended March 31,
	2025	2024	Change	2025	2024	Change
	(in thousands)			(in thousands)

Portfolio earnings	$4,738	$3,824	23.9%	$18,229	$13,937	30.8%
Transactional gains	4,594	2,681	71.4%	28,866	19,016	51.8%
Post-contract earnings	1,132	2,944	(61.5%)	11,295	14,301	(21.0%)
Other	405	912	(55.6%)	1,254	2,162	(42.0%)
Net sales	10,869	10,361	4.9%	59,644	49,416	20.7%

Gross profit	9,505	8,783	8.2%	53,740	42,314	27.0%

Selling, general, and administrative	4,224	3,557	18.8%	16,409	14,194	15.6%
Depreciation and amortization	-	-	-	-	74	(100.0%)
Interest and financing costs	572	723	(20.9%)	2,211	2,349	(5.9%)
Operating expenses	4,796	4,280	12.1%	18,620	16,617	12.1%

Operating income	$4,709	$4,503	4.6%	$35,120	$25,697	36.7%
Adjusted EBITDA	$4,779	$4,566	4.6%	$35,391	$26,032	36.0%

ePlus inc. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION

We included reconciliations below for the following non-GAAP financial measures: (i) Adjusted EBITDA, (ii) Adjusted EBITDA for business segments, (iii) non-GAAP Net Earnings and (iv) non-GAAP Net Earnings per Common Share - Diluted.

We define Adjusted EBITDA as net earnings calculated in accordance with US GAAP, adjusted for the following: interest expense, depreciation and amortization, share-based compensation, acquisition and integration expenses, provision for income taxes, and other income (expense). Adjusted EBITDA presented for the technology business segments and the financing business segment is defined as operating income calculated in accordance with US GAAP, adjusted for interest expense, share-based compensation, acquisition and integration expenses, and depreciation and amortization. We consider the interest on notes payable from our financing business segment and depreciation expense presented within cost of sales, which includes depreciation on assets financed as operating leases, to be operating expenses. As such, they are not included in the amounts added back to net earnings in the Adjusted EBITDA calculation.

Non-GAAP Net earnings and non-GAAP Net earnings per common share – diluted are based on net earnings calculated in accordance with US GAAP, adjusted to exclude other (income) expense, share based compensation, and acquisition related amortization and acquisition integration expenses, and the related tax effects.

We use the above non-GAAP financial measures as supplemental measures of our performance to gain insight into our operating performance and performance trends. We believe that such non-GAAP financial measures provide management and investors a useful measure for period-to-period comparisons of our business and operating results by excluding items that management believes are not reflective of our underlying operating performance. Accordingly, we believe that such non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results.

Our use of non-GAAP information as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in our industry, might calculate adjusted EBITDA, non-GAAP net earnings and non-GAAP net earnings per common share or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended March 31,		Year Ended March 31,
	2025	2024	2025	2024
	(in thousands)
Consolidated

GAAP: Net earnings	$25,196	$21,983	$107,978	$115,776
Provision for income taxes	10,643	9,195	40,861	45,317
Share based compensation	1,611	2,586	9,996	9,731
Depreciation and amortization [1]	7,493	5,204	25,753	21,025
Acquisition related expenses	-	-	1,072	-
Interest and financing expense	-	-	-	1,428
Other (income) expense, net [2]	(1,124)	(2,163)	(7,426)	(2,836)
Adjusted EBITDA	$43,819	$36,805	$178,234	$190,441

Technology Business Segment
GAAP: Operating income	$30,006	$24,512	$106,293	$132,560
Share based compensation	1,541	2,523	9,725	9,470
Depreciation and amortization [1]	7,493	5,204	25,753	20,951
Acquisition related expenses	-	-	1,072	-
Interest and financing costs	-	-	-	1,428
Adjusted EBITDA	$39,040	$32,239	$142,843	$164,409

Financing Business Segment
GAAP: Operating income	$4,709	$4,503	$35,120	$25,697
Share based compensation	70	63	271	261
Depreciation and amortization [1]	-	-	-	74
Adjusted EBITDA	$4,779	$4,566	$35,391	$26,032

	Three Months Ended March 31,		Year Ended March 31,
	2025	2024	2025	2024
	(in thousands)
GAAP: Earnings before taxes	$35,839	$31,178	$148,839	$161,093
Share based compensation	1,611	2,586	9,996	9,731
Acquisition related expenses	-	-	1,072	-
Acquisition related amortization expense [3]	5,749	3,832	19,929	15,180
Other (income) expense, net [2]	(1,124)	(2,163)	(7,426)	(2,836)
Non-GAAP: Earnings before provision for income taxes	42,075	35,433	172,410	183,168

GAAP: Provision for income taxes	10,643	9,195	40,861	45,317
Share based compensation	479	767	2,742	2,772
Acquisition related expenses	-	-	300	-
Acquisition related amortization expense [3]	1,707	1,133	5,495	4,306
Other (income) expense, net [2]	(334)	(641)	(1,990)	(831)
Tax benefit (expense) on restricted stock	14	51	527	277
Non-GAAP: Provision for income taxes	12,509	10,505	47,935	51,841

Non-GAAP: Net earnings	$29,566	$24,928	$124,475	$131,327

	Three Months Ended March 31,		Year Ended March 31,
	2025	2024	2025	2024

GAAP: Net earnings per common share – diluted	$0.95	$0.82	$4.05	$4.33

Share based compensation	0.04	0.07	0.27	0.27
Acquisition related expenses	-	-	0.03	-
Acquisition related amortization expense [3]	0.15	0.10	0.54	0.40
Other (income) expense, net [2]	(0.03)	(0.06)	(0.20)	(0.07)
Tax benefit (expense) on restricted stock	-	-	(0.02)	(0.01)
Total non-GAAP adjustments – net of tax	0.16	0.11	0.62	0.59

Non-GAAP: Net earnings per common share – diluted	$1.11	$0.93	$4.67	$4.92

[1] Amount consists of depreciation and amortization for assets used internally.
[2] Interest income and foreign currency transaction gains and losses.
[3] Amount consists of amortization of intangible assets from acquired businesses.